Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 5 DATED JULY 10, 2017
TO THE PROSPECTUS DATED APRIL 28, 2017

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2017, as supplemented by supplement no. 1 dated April 28, 2017, supplement no. 2 dated April 28, 2017, supplement no. 3 dated May 12, 2017 and supplement no. 4 dated June 27, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the authorization of cash distributions for August 2017 record dates and the authorization of a stock dividend for the month of August 2017.
Cash Distributions Authorized
On July 7, 2017, our board of directors authorized cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from August 1, 2017 through August 31, 2017, which we expect to pay in September 2017. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00136986 per share per day.
Stock Dividend Declared
On July 7, 2017, our board of directors authorized a stock dividend for the month of August 2017 in the amount of 0.00083333 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on August 31, 2017. We expect to issue the stock dividend in September 2017. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.

SUPPLEMENTAL INFORMATION - The prospectus of KBS Growth & Income REIT, Inc. consists of this sticker, the prospectus dated
April 28, 2017, supplemented by supplement no. 1 dated April 28, 2017, supplement no. 2 dated April 28, 2017, supplement no. 3 dated
May 12, 2017, supplement no. 4 dated June 27, 2017, supplement no. 5 dated July 10, 2017 and any supplements filed subsequent thereto.

Supplement no. 1 includes:

•	prior performance information through December 31, 2016.
Supplement no. 2 includes:

•	the status of the offering;

•	information with respect to our real estate investments;

•	selected financial data;

•	information regarding cash distributions and stock dividends for the year ended December 31, 2016;

•	cash distributions and stock dividends subsequent to December 31, 2016;

•	fees earned by and expenses reimbursable to our advisor, our dealer manager and the co-manager;

•	our net tangible book value per share;

•	information regarding stock ownership;

•	information regarding our share redemption program;

•	quantitative and qualitative disclosures about market risk; and

•	information incorporated by reference.
Supplement no. 3 includes:

•	the status of the offering;

•	updated risks related to an investment in us;

•	information regarding cash distributions and stock dividends;

•	information regarding our indebtedness;

•	information regarding our share redemption program;

•	how we may effect a change to the offering price of shares in this offering;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our quarterly report on Form 10-Q for the period ended March 31, 2017; and

•	our unaudited financial statements and the notes thereto as of and for the period ended March 31, 2017.
Supplement no. 4 includes:

•	the termination of the primary portion of the offering; and

•	our expected establishment of an estimated NAV per share and a payment by our advisor to our stockholders.
Supplement no. 5 includes:

•	the authorization of cash distributions for August 2017 record dates and the authorization of a stock dividend for the month of August 2017.